Exhibit 99.1

           PHOTOMEDEX NAMES MICHAEL R. STEWART CHIEF OPERATING OFFICER

    MONTGOMERYVILLE, Pa., July 18 /PRNewswire-FirstCall/ -- PhotoMedex, Inc. (Nasdaq: PHMD) today announced that Michael R. Stewart has been promoted to the post of Chief Operating Officer of PhotoMedex, Inc., effective immediately. Mr. Stewart joined the Company as an Executive Vice President in December 2002, when PhotoMedex acquired Surgical Laser Technologies.
    PhotoMedex's President and CEO Jeff O'Donnell, commented, "Mike has been a true asset to the management team. He was instrumental in the successful integration of our two organizations back in 2003 and has been key to our progress in our on-going campaign with the major insurance carriers to obtain a fully reimbursed environment for the XTRAC(R) excimer laser system in the treatment of Psoriasis. This appointment not only recognizes Mike's past contributions but, even more significantly, it expresses our confidence in his ability to assist us in successfully navigating into position a substantially larger, more diverse PhotoMedex to take its place as a major player in the healthcare industry."

    About PhotoMedex:
    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena(R), a Johnson & Johnson company. ProCyte brands include Neova(R), Ti-Silc(R), VitalCopper(R), Simple Solutions(R) and AquaSante(R).

    Some portions of the press release, will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information in the press release should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward looking statements will be achieved.

     Contact:  Allen & Caron                      PhotoMedex, Inc.
               Matt Clawson (investors)           Dennis McGrath, CFO
               949-474-4300                       215-619-3287
               matt@allencaron.com                info@photomedex.com

SOURCE  PhotoMedex, Inc.
    -0-                             07/18/2005
    /CONTACT: investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com/